Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Tom Feeley
Director of Finance
410-740-0081

Martek Updates Wastewater Treatment Plant Issue

     COLUMBIA, MD, April 8, 2003 – Martek Biosciences Corporation (Nasdaq: MATK), today announced that it has received a report from the Office of the Kentucky State Fire Marshal that concluded that the explosion that occurred in March, 2003 at a wastewater pretreatment facility in Winchester, KY resulted from the introduction of n-hexane, a class I flammable liquid, into the local sanitary sewer system. The Fire Marshal’s report did not rule out other possible contributors to the explosion.

     Martek utilizes n-hexane in its production process at the Company’s plant in Winchester, KY, and the Fire Marshal has concluded that inadvertent discharges of hexane from Martek’s plant had resulted in elevated levels of n-hexane in the sewer system. Martek has taken measures to insure that no further n-hexane is emitted into the sewer system. Production at the facility has not been negatively affected by these events.

     Martek is in the process of evaluating the Fire Marshal’s conclusions and, as previously disclosed, continues to believe that the ultimate outcome of this matter will not have a material adverse effect on the Company’s financial condition or results of operations.

     Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

     This press release contains statements relating to the Company’s production process and compliance with regulatory agencies. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitation those factors set forth in Martek’s filings with the SEC.

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